Exhibit 99.1

Investor Relations
(212) 479-3195

Newcastle Decides to Change REIT Status Beginning in 2017 and Announces Name Change to Drive Shack Inc. to Facilitate Transformation to a Leisure Company

NEW YORK – (BUSINESS WIRE) – December 7, 2016 – Newcastle Investment Corp. (the “Company”; NYSE: NCT) announced today that its Board of Directors has decided that the Company will not be a Real Estate Investment Trust (“REIT”) beginning in 2017.

This decision was made to further support the Company’s transformation to a leisure company, led by its traditional and entertainment golf businesses. The Company anticipates that the conversion to a C–Corporation (“C-Corp”) will help provide transparency for stockholders. Furthermore, the Company has a substantial amount of net operating losses (“NOLs”) available to offset a large portion of U.S. federal income tax related to future earnings from the go-forward business.

In response to the changes in the business, the Company will change its name to Drive Shack Inc. and will be publicly traded on the New York Stock Exchange under a new ticker “DS”.  The Company will begin trading under the ticker “DS” on December 29, 2016.

The Company intends to maintain REIT status through the end of 2016, and the conversion to a C-Corp will be effective as of January 1, 2017.

Commenting on the Company's 2017 plans, Newcastle’s CEO and President, Sarah Watterson said, “Newcastle has demonstrated a track record of driving stockholder value through discovering and executing on investments.  The decision to change our name and corporate structure in 2017 demonstrates our continued commitment to pursuing opportunities in the golf and leisure industries.”

Although the Company, as a C-Corp, will generally be subject to regular U.S. federal income tax on its net taxable income, the Company currently has significant NOLs that it expects to use in future years to offset a large portion of that U.S. federal income tax. In connection with its decision to become a C-Corp, the Company has adopted a one-year tax benefits preservation plan (the "Plan") designed to preserve the Company's ability to use those NOLs, which could be significantly limited if the Company experienced an "ownership change" as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if the Company's "5-percent shareholders," as defined under Section 382, collectively increase their ownership in the Company by more than 50 percentage points during the relevant testing period. The Plan is similar to plans adopted by other public companies with significant tax attributes and was not adopted in response to any specific takeover threat or accumulation of the Company’s stock.

Under the Plan, the Company will make a non-taxable distribution of one Right for each share of its common stock outstanding at the close of business on December 20, 2016.  Pursuant to the Plan and subject to certain exceptions (including with respect to Fortress Investment Group LLC and certain of its affiliates), if a stockholder (or group) becomes a 4.9-percent stockholder after adoption of the Plan, the Rights would generally become exercisable and entitle stockholders (other than the 4.9-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the 4.9-percent stockholder (or group).

The Company’s Board of Directors may, in its sole discretion, exempt any stockholder (or group) from the Plan. Furthermore, the Company’s Board of Directors may, at any time, terminate the Plan or redeem the rights prior to the time the rights are triggered.

Additional information regarding the Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.

The Company's dividend on its common stock of $0.12 per share for the quarter ending December 31, 2016, and dividends on its 9.750% Series B, 8.050% Series C and 8.375% Series D preferred stock of $0.609375, $0.503125 and $0.523438 per share, respectively, for the period beginning November 1, 2016 and ending January 31, 2017, will be paid on January 31, 2017 to stockholders of record on December 20, 2016, and will be treated for U.S. federal income tax purposes as having been paid by the Company and received by stockholders on December 31, 2016.

CONFERENCE CALL

Newcastle’s management will host a conference call on Thursday, December 8, 2016 at 10:00 A.M. Eastern Time.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-393-1506 (from within the U.S.) or 1-706-634-0623 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Investor Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, December 22, 2016 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “33802143.”

ABOUT NEWCASTLE

Newcastle focuses on investing in, and actively managing traditional and entertainment golf assets and real estate related assets. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company’s decisions to no longer be treated as a REIT in 2017 and to change its name and ticker symbol, the Company’s ability to implement its strategy following such decisions, the Company’s ability to use NOLs in future years to offset a large portion of U.S. federal income tax and the Company’s expectations regarding the Plan. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond Newcastle’s control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: Newcastle Investment Corp.
Investor Relations, 212-479-3195